Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Second Quarter 2024 Results

Second Quarter Key Metrics
•Total revenue increased 18% to $3.8 billion, including organic revenue growth of 6%
•Operating margin decreased 910 basis points to 17.4%, and adjusted operating margin increased 10 basis points to 27.4%
•EPS decreased 9% to $2.46, and adjusted EPS increased 6% to $2.93
•For the first six months of 2024, cash flows from operations decreased 27% to $822 million, and free cash flow decreased 27% to $721 million

Second Quarter Highlights
•Completed the acquisition of NFP, a leading middle-market provider of risk, benefits, wealth and retirement plan advisory solutions, for $13.0 billion enterprise value, and are on-track to deliver financial commitments
•Repurchased 0.8 million class A ordinary shares for approximately $250 million
•Appointed Edmund Reese to serve as next CFO, effective July 29, 2024
•Announced a $350 million, first-of-its-kind, insurance program to build insurance capacity and accelerate new capital investments and economic recovery in Ukraine

DUBLIN - July 26, 2024 - Aon plc (NYSE: AON) today reported results for the three months ended June 30, 2024.

Net income attributable to Aon shareholders decreased 9%, to $2.46 per share on a diluted basis, compared to $2.71 per share on a diluted basis, in the prior year period. Adjusted net income per share attributable to Aon shareholders increased 6% to $2.93 on a diluted basis, including an unfavorable impact of $0.06 per share if prior year period results were translated at current period foreign exchange rates (“foreign currency translation”), compared to $2.76 in the prior year period. Certain items that impacted second quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 10 of this press release.

“Our colleagues delivered excellent results in the second quarter, with 6% organic revenue growth, adjusted operating margin expansion and 19% growth in adjusted operating income.” said Greg Case, CEO of Aon. “We welcomed our new NFP colleagues to the firm, and we’re even more excited about the opportunities we see to better serve our clients, through shared expertise, content, and capabilities enabled by Aon Business Services. The first half marks great progress against all elements of our 3x3 plan, and we’re well-positioned for the remainder of 2024 and the long term.”

SECOND QUARTER 2024 FINANCIAL SUMMARY

Total revenue in the second quarter increased 18% to $3.8 billion compared to the prior year period, reflecting acquired revenues from NFP and 6% organic revenue growth, partially offset by a 1% unfavorable impact from foreign currency translation.

Total operating expenses in the second quarter increased 33% to $3.1 billion compared to the prior year period due primarily to the inclusion of NFP’s ongoing operating expenses, Accelerating Aon United restructuring program charges, an increase in expense associated with 6% organic revenue growth, and investments in long-term growth, partially offset by $25 million of restructuring savings realized in the quarter and a $9 million favorable impact from foreign currency translation.

Foreign currency translation in the second quarter had a $11 million, or $0.05 per share, unfavorable impact on U.S. GAAP net income and a $12 million, or $0.06 per share, unfavorable impact on adjusted net income. If currency were to remain stable at today’s rates, the Company would expect an unfavorable impact of approximately $0.01 per share, or an approximately $3 million decrease in adjusted operating income, in the third quarter of 2024, and an unfavorable impact of $0.02 per share, or an approximately $6 million decrease in adjusted operating income for the fourth quarter, resulting in an unfavorable impact of approximately $0.07 per share, or an approximately $21 million decrease in adjusted operating income for full year 2024.

Effective tax rate was 22.9% in the second quarter compared to 12.6% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the second quarter of 2024 was 22.2% compared to 17.6% in the prior year period. The primary drivers of the change in the adjusted effective tax rate were the changes in the geographical distribution of income and a net unfavorable impact from discrete items.

Weighted average diluted shares outstanding increased to 213.3 million in the second quarter compared to 206.3 million in the prior year period due to the issuance of 19.0 million shares to fund NFP. The Company repurchased 0.8 million class A ordinary shares for approximately $250 million in the second quarter. As of June 30, 2024, the Company had approximately $2.8 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2024 CASH FLOW SUMMARY

Cash flows provided by operations for the first six months of 2024 decreased $309 million to $822 million compared to the prior year period, primarily due to higher receivables, including from NFP, payments related to transaction and integration costs, legal settlement expenses, restructuring, and higher cash taxes, partially offset by strong adjusted operating income growth.

Free cash flow, defined as cash flows from operations less capital expenditures, decreased 27%, to $721 million for the first six months of 2024 compared to the prior year period, reflecting a decrease in cash flows provided by operations, partially offset by a $44 million decrease in capital expenditures compared to the prior year period, which was elevated due to the timing of projects and investments within the year.

SECOND QUARTER 2024 REVENUE REVIEW

The second quarter revenue reviews provided below include supplemental information related to organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 9 of this press release.

	Three Months Ended June 30,
(millions)	2024	2023	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$2,015	$1,774	14%	(1)%	—%	9%	6%
Reinsurance Solutions	635	607	5	(2)	—	—	7
Health Solutions	662	447	48	—	—	42	6
Wealth Solutions	463	352	32	—	—	23	9
Eliminations	(15)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,760	$3,177	18%	(1)%	—%	13%	6%

Total revenue increased $583 million, or 18%, to $3.8 billion, compared to the prior year period, reflecting acquired revenues from NFP and organic revenue growth of 6%, driven by net new business generation and ongoing strong retention, partially offset by a 1% unfavorable impact from foreign currency translation.

Commercial Risk Solutions organic revenue growth of 6% reflects growth across all major geographies driven by net new business generation and ongoing strong retention. Growth in retail brokerage was highlighted by double-digit growth in EMEA and Latin America, and strong growth in North America, which includes the majority of NFP Commercial Risk, and Asia and the Pacific, driven by continued strength in core P&C. Results also reflect a positive impact from growth in Affinity. On average globally, exposures were positive and aggregate pricing was flat, resulting in modestly positive market impact.

Reinsurance Solutions organic revenue growth of 7% reflects strong growth in treaty, driven by net new business generation and ongoing strong retention, as well as strong growth in facultative placements. Market impact was modestly positive on results in the quarter. The majority of revenue in our treaty portfolio is recurring in nature and is recorded in connection with the major renewal periods that take place throughout the first half of the year.

Health Solutions organic revenue growth of 6% reflects high single-digit growth globally in core health and benefits brokerage, including in NFP, driven by net new business generation and ongoing strong retention. Strength in the core was highlighted by strong growth in all major geographies. Results also reflect strong growth in Consumer Facing Solutions, and executive benefits in NFP, partially offset by a decline in Talent driven by lower demand in more discretionary project-related work.

Wealth Solutions organic revenue growth of 9% reflects strong growth in Retirement, driven by advisory demand and project-related work related to pension de-risking and ongoing impact of regulatory changes. Strong growth in Investments was highlighted by strong revenue growth within NFP, driven by asset inflows and market performance.

SECOND QUARTER 2024 EXPENSE REVIEW

	Three Months Ended June 30,
(millions)	2024	2023	$ Change	% Change
Expenses
Compensation and benefits	$2,130	$1,754	$376	21%
Information technology	132	129	3	2
Premises	82	68	14	21
Depreciation of fixed assets	45	39	6	15
Amortization and impairment of intangible assets	128	25	103	412
Other general expense	455	320	135	42
Accelerating Aon United Program expenses	132	—	132	100
Total operating expenses	$3,104	$2,335	$769	33%

Compensation and benefits expense increased $376 million, or 21%, compared to the prior year period due primarily to the inclusion of ongoing operating expenses from NFP and expense associated with 6% organic revenue growth, partially offset by a $6 million favorable impact from foreign currency translation and savings from Accelerating Aon United restructuring actions.

Information technology expense increased $3 million, or 2%, compared to the prior year period due primarily to the inclusion of ongoing operating expenses from NFP, partially offset by savings from Accelerating Aon United restructuring actions and efficiencies from our Aon Business Services operating platform.

Premises expense increased $14 million, or 21%, compared to the prior year period, due primarily to the inclusion of ongoing operating expenses from NFP.

Depreciation of fixed assets increased $6 million, or 15%, compared to the prior year period due primarily to the inclusion of ongoing operating expenses from NFP, and ongoing investments in Aon Business Services-enabled technology platforms to drive long-term growth.

Amortization and impairment of intangible assets increased $103 million, compared to the prior year period due primarily to an increase in intangible assets related to the NFP acquisition.

Other general expense increased $135 million, or 42%, compared to the prior year period due primarily to transaction and integration costs, and the inclusion of ongoing operating expenses from NFP.

Accelerating Aon United Program expenses were $132 million, relating to workforce optimization, asset impairments, and technology and other costs.

SECOND QUARTER 2024 INCOME SUMMARY

Certain noteworthy items impacted adjusted operating income and adjusted operating margin in the second quarters of 2024 and 2023, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended June 30,
(millions)	2024	2023	% Change
Revenue	$3,760	$3,177	18%
Expenses	3,104	2,335	33%
Operating income	$656	$842	(22)%
Operating margin	17.4%	26.5%
Adjusted operating income	$1,029	$867	19%
Adjusted operating margin	27.4%	27.3%

Operating income decreased $186 million, or 22%, and operating margin decreased 910 basis points to 17.4%, each compared to the prior year period. Adjusted operating income increased $162 million, or 19%, and adjusted operating margin increased 10 basis points to 27.4%, each compared to the prior year period. The increase in adjusted operating income reflects the impact from NFP, organic revenue growth, net restructuring savings and increased fiduciary investment income, partially offset by increased expenses and investments in long-term growth.
Interest income increased $26 million compared to the prior year period primarily reflecting interest earned on the investment of $5 billion of term debt proceeds, which were ultimately used to fund the purchase of NFP. Interest expense increased $95 million compared to the prior year period, reflecting an increase in total debt outstanding and interest expense related to one-time discrete items. Other income was $236 million compared to other expense of $59 million in the prior year period primarily related to gains related to the sale of a business. Adjusted other expense decreased $17 million compared to the prior year period primarily due to the favorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies and a decrease in non-cash net periodic pension cost.
Net income attributable to Aon shareholders decreased 6% to $524 million compared to $560 million in the prior year period. Adjusted net income attributable to Aon shareholders increased 9% to $624 million compared to $570 million in the prior year period.

Conference Call, Presentation Slides, and Webcast Details

The Company will host a conference call on Friday, July 26, 2024 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE: AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries and sovereignties with the clarity and confidence to make better risk and people decisions that protect and grow their businesses.
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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future, all of which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, market and industry conditions, including competitive and pricing trends, the development and performance of our services and products, our cost structure and the outcome of cost-saving or restructuring initiatives, including the impacts of the Accelerating Aon United Program, the integration of NFP, actual or anticipated legal settlement expenses, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans, references to future successes, and expectations with respect to the benefits of the acquisition of NFP are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential”, “opportunity”, “commit”, “probably”, “project”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: changes in the competitive environment, due to macroeconomic conditions (including impacts from instability in the banking or commercial real estate sectors) or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including the adoption and implementation in the European Union, the United States, the United Kingdom, or other countries of the Organization for Economic Co-operation and Development tax proposals or other pending proposals in those and other countries, which could create volatility in that tax rate; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from acquisition or disposition transactions, errors and omissions and other claims against Aon (including proceeding and contingencies relating to transactions for which capital was arranged by Vesttoo Ltd.); the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with Aon’s global operations, including impacts from military conflicts or political instability, such as the ongoing Russian war in Ukraine and the Israel-Hamas conflict; the effects of natural or man-made disasters, including the effects of health pandemics and the impacts of climate related events; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new systems; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon is exposed to certain risks, including lawsuits, related to actions Aon may take in being responsible for making decisions on behalf of clients in Aon’s investment businesses or in other advisory services that Aon currently provides, or may provide in the future; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to develop and implement innovative growth strategies and initiatives intended to yield cost savings (including the Accelerating Aon United Program), and the ability to achieve such growth or cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of a failure to realize the expected benefits of the acquisition of NFP (including anticipated revenue and growth synergies) in the expected timeframe, or at all; significant integration costs or difficulties in connection with the acquisition of NFP or unknown or inestimable liabilities; and potential impact of the consummation of the acquisition of NFP on relationships, including with suppliers, customers, employees and regulators.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period. Further information concerning Aon and its businesses, including factors that potentially could materially affect

Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2023 and the risk factors set forth under the headings “Risks Related to Aon and the NFP business after Completion of the Transaction” and “Risks Related to NFP’s Business” in Aon’s registration statement on Form S-4 filed on April 23, 2024 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, adjusted earnings per share, adjusted net income attributable to Aon shareholders, adjusted diluted net income per share, adjusted effective tax rate, adjusted other income (expense), and adjusted income before income taxes that exclude the effects of intangible asset amortization and impairment, Accelerating Aon United Program expenses, contingent consideration, NFP transaction and integration costs, certain pension settlements, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions (provided that organic revenue growth includes organic growth of NFP as calculated assuming that NFP was part of the combined company for approximately two-thirds of the second quarter of 2023), divestitures (including held for sale businesses), transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with expenses for estimated intangible asset amortization and impairment, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Leslie Follmer	Will Dunn
+1 847-442-0622	Toll-free (U.S., Canada and Puerto Rico): +1-833-751- 8114
investor.relations@aon.com	International: +1 312 381 3024
mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(millions, except per share data)	2024	2023	% Change	2024	2023	% Change
Revenue
Total revenue	$3,760	$3,177	18%	$7,830	$7,048	11%
Expenses
Compensation and benefits	2,130	1,754	21%	4,013	3,546	13%
Information technology	132	129	2%	256	268	(4)%
Premises	82	68	21%	153	143	7%
Depreciation of fixed assets	45	39	15%	89	77	16%
Amortization and impairment of intangible assets	128	25	412%	144	50	188%
Other general expense	455	320	42%	803	649	24%
Accelerating Aon United Program expenses	132	—	100%	251	—	100%
Total operating expenses	3,104	2,335	33%	5,709	4,733	21%
Operating income	656	842	(22)%	2,121	2,315	(8)%
Interest income	31	5	520%	59	10	490%
Interest expense	(225)	(130)	73%	(369)	(241)	53%
Other income (expense)	236	(59)	500%	311	(84)	470%
Income before income taxes	698	658	6%	2,122	2,000	6%
Income tax expense (1)	160	83	93%	491	346	42%
Net income	538	575	(6)%	1,631	1,654	(1)%
Less: Net income attributable to redeemable and non-redeemable noncontrolling interests	14	15	(7)%	36	44	(18)%
Net income attributable to Aon shareholders	$524	$560	(6)%	$1,595	$1,610	(1)%

Basic net income per share attributable to Aon shareholders	$2.47	$2.74	(10)%	$7.75	$7.84	(1)%
Diluted net income per share attributable to Aon shareholders	$2.46	$2.71	(9)%	$7.72	$7.79	(1)%
Weighted average ordinary shares outstanding - basic	212.5	204.7	4%	205.8	205.4	—%
Weighted average ordinary shares outstanding - diluted	213.3	206.3	3%	206.7	206.7	—%
(1)The effective tax rate was 22.9% and 12.6% for the three months ended June 30, 2024 and 2023, respectively, and 23.1% and 17.3% for the six months ended June 30, 2024 and 2023, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended June 30,
(millions)	2024	2023	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$2,015	$1,774	14%	(1)%	—%	9%	6%
Reinsurance Solutions	635	607	5	(2)	—	—	7
Health Solutions	662	447	48	—	—	42	6
Wealth Solutions	463	352	32	—	—	23	9
Elimination	(15)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,760	$3,177	18%	(1)%	—%	13%	6%

	Six Months Ended June 30,
(millions)	2024	2023	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$3,823	$3,552	8%	—%	1%	3%	4%
Reinsurance Solutions	1,802	1,684	7	—	1	(1)	7
Health Solutions	1,395	1,118	25	—	—	19	6
Wealth Solutions	833	702	19	1	—	12	6
Elimination	(23)	(8)	N/A	N/A	N/A	N/A	N/A
Total revenue	$7,830	$7,048	11%	—%	1%	5%	5%
(1)Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended June 30, 2024 and 2023 was $75 million and $64 million, respectively. Fiduciary investment income for the six months ended June 30, 2024 and 2023 was $154 million and $116 million, respectively.
(3)Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions (provided that organic revenue growth includes organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior year period), divestitures (including held for sale disposal groups), transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.
Free Cash Flows (Unaudited)

	Six Months Ended June 30,
(millions)	2024	2023	% Change
Cash Provided by Operating Activities	$822	$1,131	(27)%
Capital Expenditures	(101)	(145)	(30)%
Free Cash Flows (1)	$721	$986	(27)%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin, and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended June 30,			Six Months Ended June 30,
(millions, except percentages)	2024	2023	% Change	2024	2023	% Change
Revenue	$3,760	$3,177	18%	$7,830	$7,048	11%

Operating income	$656	$842	(22)%	$2,121	$2,315	(8)%
Amortization and impairment of intangible assets	128	25		144	50
Change in the fair value of contingent consideration	18	—		18	—
Accelerating Aon United Program expenses (2)	132	—		251	—
Transaction and integration costs (3)	95	—		110	—
Adjusted operating income	$1,029	$867	19%	$2,644	$2,365	12%
Operating margin	17.4%	26.5%		27.1%	32.8%
Adjusted operating margin	27.4%	27.3%		33.8%	33.6%

	Three Months Ended June 30,			Six Months Ended June 30,
(millions, except percentages)	2024	2023	% Change	2024	2023	% Change
Adjusted operating income	$1,029	$867	19%	$2,644	$2,365	12%
Interest income	31	5	520%	59	10	490%
Interest expense	(225)	(130)	73%	(369)	(241)	53%
Other income (expense):
Adjusted other income (expense) - pensions (4)	(11)	(16)	(31)%	(21)	(33)	(36)%
Adjusted other income (expense) - other (5)(6)(7)	(4)	(16)	(75)%	(1)	(24)	(96)%
Adjusted other income (expense)	(15)	(32)	(53)%	(22)	(57)	(61)%
Adjusted income before income taxes	820	710	15%	2,312	2,077	11%
Adjusted income tax expense (8)	182	125	46%	519	393	32%
Adjusted net income	638	585	9%	1,793	1,684	6%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	14	15	(7)%	36	44	(18)%
Adjusted net income attributable to Aon shareholders	$624	$570	9%	$1,757	$1,640	7%
Adjusted diluted net income per share attributable to Aon shareholders	$2.93	$2.76	6%	$8.50	$7.93	7%
Weighted average ordinary shares outstanding - diluted	213.3	206.3	3%	206.7	206.7	—%
Effective tax rates (8)
U.S. GAAP	22.9%	12.6%		23.1%	17.3%
Non-GAAP	22.2%	17.6%		22.4%	18.9%
(1)Certain noteworthy items impacting operating income in the three and six months ended June 30, 2024 and 2023 are described in this schedule. The items shown with the caption “adjusted” are non-GAAP measures.
(2)Total charges are expected to include technology-related costs to facilitate streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation costs.
(3)On April 25, 2024, the Company completed the acquisition of NFP. As part of the acquisition, Aon incurred $101 million and $116 million of transaction and integration costs during the three and six months ended June 30, 2024, respectively. Transaction costs include advisory, legal, accounting, regulatory, and other professional or consulting fees required to complete the acquisition. For the three months ended June 30, 2024, $79 million of transaction costs were recognized in Total operating expenses and $6 million were recognized within Other income (expense) related to the extinguishment of acquired NFP debt. For the six months ended June 30, 2024, $90 million of transaction costs were recognized in Total operating expenses and $6 million were recognized in Other income (expense). The NFP acquisition also will result in certain non-recurring integration costs associated with colleague severance, retention bonus awards, termination of redundant third-party agreements, costs associated with legal entity rationalization, and professional or consulting fees related to alignment of management processes and controls, as well as costs associated with the assessment of NFP information technology environment and security protocols. Aon incurred $16 million and $20 million of integration costs in the three and six months ended June 30, 2024, respectively.
(4)To further its pension de-risking strategy, the Company settled certain pension obligations in the Netherlands through the purchase of annuities, where certain pension assets were liquidated to purchase the annuities. A non-cash settlement charge totaling $27 million was recognized in the second quarter of 2023 which is excluded from Adjusted other income (expense).
(5)In the first quarter of 2024, the Company earned $82 million of deferred consideration from the affiliates of The Blackstone Group L.P. and the other designated purchasers related to the 2017 sale of the benefits administration and business process outsourcing business.
(6)Adjusted other income (expense) excluded gains from dispositions of $257 million related to the sale of a business for the three and six months ended June 30, 2024.
(7)Adjusted other income (expense) excluded approximately $6 million of debt extinguishment charges related to the repayment of NFP debt, which is considered a transaction related cost incurred in the second quarter of 2024.
(8)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with the anticipated sale of certain assets and liabilities classified as held for sale, certain pension settlements, Accelerating Aon United Program expenses, deferred compensation from a prior year sale of business, certain gains from dispositions, certain transaction and integration costs related to the acquisition of NFP, and changes in the fair value of contingent consideration, which are adjusted at the related jurisdictional rate.

Aon plc
Condensed Consolidated Statements of Financial Position

	As of
	(Unaudited)
(millions)	June 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$974	$778
Short-term investments	182	369
Receivables, net	4,459	3,254
Fiduciary assets (1)	18,865	16,307
Other current assets	1,063	996
Total current assets	25,543	21,704
Goodwill	15,281	8,414
Intangible assets, net	6,794	234
Fixed assets, net	636	638
Operating lease right-of-use assets	723	650
Deferred tax assets	1,218	1,195
Prepaid pension	629	618
Other non-current assets	629	506
Total assets	$51,453	$33,959

Liabilities, redeemable noncontrolling interests, and equity (deficit)
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,319	$2,262
Short-term debt and current portion of long-term debt	4	1,204
Fiduciary liabilities	18,865	16,307
Other current liabilities	2,310	1,878
Total current liabilities	23,498	21,651
Long-term debt	17,610	9,995
Non-current operating lease liabilities	702	641
Deferred tax liabilities	1,177	115
Pension, other postretirement, and postemployment liabilities	1,173	1,225
Other non-current liabilities	1,135	1,074
Total liabilities	45,295	34,701

Redeemable noncontrolling interests	130	—

Equity (deficit)
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	12,910	6,944
Accumulated deficit	(2,574)	(3,399)
Accumulated other comprehensive loss	(4,478)	(4,373)
Total Aon shareholders' equity (deficit)	5,860	(826)
Nonredeemable noncontrolling interests	168	84
Total equity (deficit)	6,028	(742)
Total liabilities, redeemable noncontrolling interests and equity (deficit)	$51,453	$33,959
(1)Includes cash and short-term investments of $7,309 million and $6,901 million as of June 30, 2024 and December 31, 2023, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(millions)	2024	2023
Cash flows from operating activities
Net income	$1,631	$1,654
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses	(257)	—
Depreciation of fixed assets	89	77
Amortization and impairment of intangible assets	144	50
Share-based compensation expense	247	226
Deferred income taxes	(122)	(168)
Other, net	(112)	28
Change in assets and liabilities:
Receivables, net	(959)	(704)
Accounts payable and accrued liabilities	(251)	(515)
Accelerating Aon United Program liabilities	61	—
Current income taxes	60	53
Pension, other postretirement and postemployment liabilities	(17)	(3)
Other assets and liabilities	308	433
Cash provided by operating activities	822	1,131
Cash flows from investing activities
Proceeds from investments	146	54
Purchases of investments	(91)	(29)
Net sales of short-term investments - non fiduciary	189	255
Acquisition of businesses, net of cash and funds held on behalf of clients	(2,780)	(8)
Sale of businesses, net of cash and funds held on behalf of clients	352	1
Capital expenditures	(101)	(145)
Cash provided by (used for) investing activities	(2,285)	128
Cash flows from financing activities
Share repurchase	(500)	(1,100)
Proceeds from issuance of shares	27	33
Cash paid for employee taxes on withholding shares	(176)	(216)
Commercial paper issuances, net of repayments	(591)	(217)
Issuance of debt	7,926	744
Repayment of debt	(4,328)	—
Increase in fiduciary liabilities, net of fiduciary receivables	283	999
Cash dividends to shareholders	(269)	(241)
Redeemable and non-redeemable noncontrolling interests, and other financing activities	(108)	(41)
Cash provided by (used for) financing activities	2,264	(39)
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	(202)	203
Net increase in cash and cash equivalents and funds held on behalf of clients	599	1,423
Cash, cash equivalents and funds held on behalf of clients at beginning of period	7,722	7,076
Cash, cash equivalents and funds held on behalf of clients at end of period	$8,321	$8,499
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$974	$952
Cash and cash equivalents and funds held on behalf of clients classified as held for sale	38	9
Funds held on behalf of clients	7,309	7,538
Total cash and cash equivalents and funds held on behalf of clients	$8,321	$8,499